AMENDMENT TO
                       MANAGEMENT AGREEMENT

      This Amendment dated as of May 1, 2005, is to the Management Agreement made as of the 1st day of November, 1986, (the "Agreement") by and between Franklin California Tax-Free Trust, a Massachusetts business trust (the "Trust"), on behalf of FRANKLIN CALIFORNIA INSURED TAX-FREE INCOME FUND AND FRANKLIN CALIFORNIA
TAX-EXEMPT MONEY FUND (the "Funds") series of the Trust, and Franklin Advisers, Inc., a California corporation, (the "Manager").

                            WITNESSETH:

      WHEREAS, both the Manager and the Trust wish to amend Paragraph 4A of the Agreement; and

      WHEREAS, the Board of Trustees of the Trust, including a majority of the Independent Trustees of the Trust present in person, approved the following amendment at a meeting on April 19, 2005.

      NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree to amend Paragraph 4A of the Agreement to read as follows:

      A. For purposes of calculating such fee, the value of the net assets of each Fund shall be determined in the same manner as such Fund uses to compute the value of its net assets in connection with the determination of the net asset value of such Fund's shares, all as set forth more fully in the Trust's current prospectus and statement of additional information. The rate of the management fee for each Fund shall be as follows:

      For the Insured Fund, the Trust agrees to pay to the Manager a fee equal to a monthly rate of:

           5/96 of 1% (0.625% annually) of the value of net assets up to and including $100,000,000; and
           1/24 of 1% (0.500% annually) of the value of net assets over $100,000,000 and not over $250,000,000; and
           9/240 of 1% (0.450% annually) of the value of net assets over $250,000,000; and not over $10 billion; and
           11/300 of 1% (0.440% annually) of the value of net assets over $10 billion and not over $12.5 billion; and
           7/200 of 1% (0.420% annually) of the value of net assets over $12.5 billion and not over $15 billion; and
           1/30 of 1% (0.400% annually) of the value of net assets over $15 billion and not over $17.5 billion 19/600 of 1% (0.380% annually) of the value of net assets over from $17.5 billion and not over $20 billion; and
           3/100 of 1% (0.360% annually) of the value of net assets in excess of $20 billion.

      For the Money Fund, the Trust agrees to pay to the Manager a fee equal to a daily rate of:

           1/584 of 1% (0.625% annually) of the value of net assets up to and including $100,000,000; and
           1/730 of 1% (0.500% annually) of the value of net assets over $100,000,000 and not over $250,000,000; and
           9/7,300 of 1% (0.450% annually) of the value of net assets over $250,000,000; and not over $10 billion; and
           11/9,125 of 1% (0.440% annually) of the value of net assets over $10 billion and not over $12.5 billion; and
           21/18,250 of 1% (0.420% annually) of the value of net assets over $12.5 billion and not over $15 billion; and
           2/1,825 of 1% (0.400% annually) of the value of net assets over $15 billion and not over $17.5 billion
           19/18,250 of 1% (0.380% annually) of the value of net assets over from $17.5 billion and not over $20 billion; and
           9/9,125 of 1% (0.360% annually) of the value of net assets in excess of $20 billion.

      IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.



FRANKLIN CALIFORNIA TAX-FREE TRUST


By:
     /s/ MURRAY L. SIMPSON
      Murray L. Simpson
      Vice President and Secretary


FRANKLIN ADVISERS, INC.


By:
     /s/ MARTIN L. FLANAGAN
      Martin L. Flanagan
      President